EXHIBIT 99

SUPERIOR BANCORP’S FIRST QUARTER INCOME INCREASES 194%

•	Operating Earnings of $2.5 million
•	Net Income of $2.3 million
•	EPS of $0.07 per share
•	Announced Acquisition of Peoples Community Bancshares of Sarasota, Florida

Birmingham, Alabama, April 27, 2007: Superior Bancorp (NASDAQ: SUPR) announced today its first quarter 2007 operating earnings of $2.5 million, an increase of 194% compared to operating earnings and net income of $850,000 for the first quarter 2006. Operating earnings reflect net income adjusted to exclude after-tax merger-related expenses.

CEO Stan Bailey stated, “First quarter 2007 is reflective of our dramatic growth in 2006 as a result of two bank acquisitions in Florida and Alabama coupled with healthy internal growth. Even in challenging economic times, we are encouraged by our new bank partnerships, new branch offices, new customer growth and new deposit account growth during the quarter.”

Net income for the first quarter 2007 was $2.3 million, or $0.07 per common share, including the $201,000 after-tax effect of merger-related expenses. This represents a 75% increase in net income per common share as compared to $850,000, or $.04 per share, for the first quarter of 2006. A reconciliation of net income to operating earnings is provided in the selected financial data.

At March 31, 2007, Superior’s total assets had increased 71% to $2.452 billion, compared to total assets of $1.432 billion at March 31, 2006. Loans, net of unearned interest, increased $685 million, or 69%, to $1.675 billion from $990 million at March 31, 2006. Deposits increased $782 million, or 73%, to $1.860 billion at March 31, 2007 from $1.078 billion at March 31, 2006. The 2006 acquisitions of Community Bancshares and Kensington Bankshares contributed an aggregate of approximately $470 million of loans and $700 million of deposits to the balance sheet growth. Excluding acquisitions, Superior grew its loan portfolio approximately 22% and deposits approximately 8% in the twelve months ended March 31, 2007.

Net interest margin increased to 3.53% for the first quarter of 2007 from 3.34% for the fourth quarter of 2006. This increase reflects the first full quarter of the benefits from the bank mergers in 2006 and our continued realignment of our balance sheet mix.

Asset quality continued to improve, as indicated by a decline in non-performing assets (“NPAs”) to 0.61% of total loans plus NPAs at March 31, 2007 compared to 0.63% at December 31, 2006. Net loan charge-offs as a percentage of average loans declined to 0.15% during the first quarter of 2007 compared to 0.18% in the fourth quarter of 2006. The allowance for loan losses at March 31, 2007 was $19.0 million, or 1.13% of net loans, compared to $18.9 million, or 1.15% of net loans, at December 31, 2006.

The principal subsidiary of Superior Bancorp is Superior Bank, a southeastern community federal savings bank. Superior Bank currently has 60 branches with 38 locations throughout the state of Alabama and 22 locations in Florida and also has a loan production office in Montgomery, Alabama. In addition, Superior operates 19 consumer finance offices in Northeast Alabama as 1st Community Credit and Superior Financial Services.

In January 2007, Superior announced an agreement to merge with the $325 million asset People’s Community Bank of Sarasota, Florida. Upon completion of the People’s acquisition and 11 planned de novo branches, Superior will be a $2.8 billion community bank operating 74 offices from Huntsville, Alabama to Venice, Florida. The Peoples acquisition is currently expected to be completed early in the third quarter of 2007, subject to the satisfaction of customary conditions to closing and the approval of the stockholders of Peoples.

 This press release contains financial information determined by methods other than in accordance with U. S. generally accepted accounting principles (“GAAP”). Superior’s management uses these “non-GAAP” measures in their analysis of Superior’s performance. Non-GAAP measures typically adjust GAAP performance measures to exclude the effects of charges, expenses and gains related to the consummation of mergers and acquisitions, and costs related to the integration of merged entities. These non-GAAP measures may also exclude other significant gains, losses or expenses that are unusual in nature and not expected to recur. Since these items and their impact on Superior’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important for a proper understanding of the operating results of Superior’s core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that are presented by other companies.

Statements in this document that are not historical facts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as "forward looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Superior Bancorp cautions that such "forward looking statements," wherever they occur in this document or in other statements attributable to Superior Bancorp are necessarily estimates reflecting the judgment of Superior Bancorp’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Such "forward looking statements" should, therefore, be considered in light of various important factors set forth from time to time in Superior Bancorp's reports and registration statements filed with the SEC. While it is impossible to list all such factors that could affect the accuracy of such "forward looking statements," some of those factors include: general economic conditions, especially in the Southeast; the performance of the capital markets; changes in interest rates, yield curves and interest rate spread relationships; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes in the competitive environment in the markets served by Superior Bancorp.; changes in the loan portfolio and the deposit base of Superior Bancorp; and the effects of natural disasters such as hurricanes.

Superior Bancorp disclaims any intent or obligation to update “forward looking statements.”

More information on Superior Bancorp and its subsidiaries may be obtained over the Internet, http://www.superiorbank.com, or by calling 1-877-326-BANK (2265).

FOR MORE INFORMATION CONTACT:

Company Contact: Rick Gardner, Chief Operating Officer, (205) 327-3616, or Chris Gossett, Chief Accounting Officer, (205) 327-3514

Superior Bancorp and Subsidiaries
Consolidated Statements of Financial Condition
(Dollars In Thousands)

	As of
	March 31,		December 31,
	2007	2006	2006
	(Unaudited)	(Unaudited)
Assets
Cash and due from banks	$47,339	$29,412	49,783
Interest bearing deposits in other banks	12,447	8,668	10,994
Federal funds sold	14,889	4,905	25,185
Investment securities available for sale	342,837	238,281	354,716
Tax lien cerificates	12,188	425	16,313
Mortgage loans held for sale	28,059	17,711	24,433
Loans, net of unearned income	1,675,317	989,576	1,639,528
Less: Allowance for loan losses	(18,977)	(11,999)	(18,892)
Net loans	1,656,340	977,577	1,620,636
Premises and equipment, net	95,689	56,388	94,626
Accrued interest receivable	13,440	6,638	14,387
Stock in FHLB	13,383	10,272	12,382
Cash surrender value of life insurance	40,895	39,535	40,598
Goodwill and other intangibles	128,743	12,018	129,520
Other assets	45,561	30,137	47,417

Total assets	$2,451,810	$1,431,967	$2,440,990

Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$189,729	$95,584	$191,323
Interest-bearing deposits	1,670,964	982,269	1,679,518
Total deposits	1,860,693	1,077,853	1,870,841

Advances from FHLB	200,840	166,090	187,840
Federal funds borrowed and security repurchase agreements	23,022	31,006	23,415
Notes payable	5,993	3,703	5,545
Junior subordinated debentures owed to unconsolidated subsidiary trusts	43,859	31,959	44,006
Capital lease obligation	3,785	-	3,798
Accrued expenses and other liabilities	35,087	15,553	29,458
Total liabilities	2,173,279	1,326,164	2,164,903

Stockholders' Equity
Convertible preferred stock, par value $.001 per share; authorized 5,000,000 shares; -0- shares issued and outstanding	-	-	-
Common stock, par value $.001 per share; authorized 50,000,000 shares; shares issued 34,739,044, 20,351,736 and 34,732,345 respectively; outstanding 34,658,368,20,087,587 and 34,651,669,respectively	35	20	35
Surplus	253,994	88,743	253,815
Retained earnings	28,234	22,344	26,491
Accumulated other comprehensive loss	(1,024)	(3,505)	(1,452)
Treasury stock, at cost	(716)	(310)	(716)
Unearned ESOP stock	(1,992)	(1,489)	(2,086)
Total stockholders' equity	278,531	105,803	276,087

Total liabilities and stockholders' equity	$2,451,810	$1,431,967	$2,440,990

Superior Bancorp and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Amounts In Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	March 31		December 31
	2007	2006	2006

Interest income
Interest and fees on loans	$34,312	$18,418	$92,659
Interest on investment securities
Taxable	4,439	2,760	12,994
Exempt from Federal income tax	129	78	389
Interest on federal funds sold	127	35	570
Interest and dividends on other investments	737	358	2,165

Total interest income	39,744	21,649	108,777

Interest expense
Interest on deposits	17,468	8,413	46,511
Interest on FHLB advances and other borrowings	3,249	2,471	11,603
Subordinated debentures	993	761	3,269

Total interest expense	21,710	11,645	61,383

Net interest income	18,034	10,004	47,394

Provision for loan losses	705	600	2,500

Net interest income after provision for loan losses	17,329	9,404	44,894

Noninterest income
Service charges and fees on deposits	1,786	1,031	4,915
Mortgage banking income	950	531	2,997
Investment securities gains	243	-	-
Change in fair value of derivatives	(152)	70	374
Increase in cash surrender value of life insurance	448	420	1,580
Other income	811	450	1,945

Total noninterest income	4,086	2,502	11,811

Noninterest expenses
Salaries and employee benefits	10,098	5,869	26,805
Occupancy, furniture and equipment expense	3,127	1,847	7,754
Amortization of intangibles	304	72	442
Management separation costs	-	-	265
Merger costs	319	-	635
Subsidiary start-up costs	-	-	135
Other operating expenses	4,178	3,018	13,749

Total noninterest expenses	18,026	10,806	49,785

Income before income taxes	3,389	1,100	6,920

Income tax expense	1,091	250	1,923

Net income	$2,298	$850	$4,997

Basic net income per common share	$0.07	$0.04	$0.21
Diluted net income per common share	$0.07	$0.04	$0.21

Weighted average common shares outstanding	34,438	20,015	23,409
Weighted average common shares outstanding, assuming dilution	35,038	20,673	24,034

SUPERIOR BANCORP AND SUBSIDIARIES
UNAUDITED SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share data)

	As of and for the Three-Months Ended March 31,		As of and for the Year Ended December 31,
	2007	2006	2006
Selected Average Balances :
Total assets	$2,422,418	$1,420,012	$1,683,325
Loans, net of unearned income	1,648,526	978,121	1,159,083
Mortgage loans held for sale	19,598	18,652	17,761
Investment securities	367,104	252,359	286,733
Total interest-earning assets	2,077,409	1,270,446	1,499,297
Noninterest-bearing deposits	182,453	91,027	111,757
Interest-bearing deposits	1,646,170	965,207	1,152,017
Advances from FHLB	207,851	175,590	191,612
Federal funds borrowed and security repurchase agreements	23,984	32,683	32,607
Junior subordinated debentures owed to unconsolidated subsidiary trusts	43,918	31,959	33,642
Total interest-bearing liabilities	1,931,404	1,209,159	1,414,290
Stockholders' Equity	276,725	105,359	140,827

Per Share Data:
Net income - basic	$0.07	$0.04	$0.21
- diluted	$0.07	$0.04	$0.21
Weighted average common shares outstanding - basic	34,438	20,015	23,409
Weighted average common shares outstanding - diluted	35,038	20,673	24,034
Common book value per share at period end	$8.04	$5.27	$7.97
Tangible common book value per share at period end	$4.32	$4.67	$4.23
Common shares outstanding at period end	34,658	20,088	34,652

Performance Ratios and Other Data:
Return on average assets(1)	0.38%	0.24%	0.30%
Return on average stockholders' equity(1)	3.37	3.27	3.55
Net interest margin(1)(2)(3)	3.53	3.21	3.17
Net interest spread(1)(3)(4)	3.21	3.01	2.93
Noninterest income to average assets(1)(5)	0.66	0.69	0.66
Noninterest expense to average assets(1)(6)	2.91	3.06	2.84
Efficiency ratio (7)	78.79	85.87	81.47
Average loan to average deposit ratio	91.22	94.37	93.12
Average interest-earning assets to average
interest bearing liabilities	107.56	105.07	106.01
Intangible assets (8)	$128,743	$12,018	$129,520

Assets Quality Ratios:
Nonaccrual loans	$7,645	$4,130	$7,773
Accruing loans 90 days or more delinquent	432	-	514
Restructured loans	503	-	305
Other real estate owned and repossessed assets	1,581	1,437	1,821
Net loan charge-offs	620	612	2,316
Allowance for loan losses to nonperforming loans	221.18%	290.53%	219.88%
Allowance for loan losses to loans, net of unearned
income	1.13	1.21	1.15
Nonperforming assets("NPA") to loans plus NPA's, net of unearned
income	0.61	0.56	0.63
NPA's to total assets	0.41	0.39	0.43
Nonaccrual loans to loans, net of unearned
income	0.46	0.42	0.47
Net loan charge-offs to average loans(1)	0.15	0.25	0.20
Net loan charge-offs as a percentage of:
Provision for loan losses	87.94	102.00	92.64
Allowance for loan losses(1)	13.25	20.69	12.26

(1)-Annualized for the three- periods ended March 31, 2007 and 2006.
(2)-Net interest income divided by average earning assets.
(3)-Calculated on a taxable equivalent basis.
(4)-Yield on average interest-earning assets less rate on average interest-bearing liabilities.
(5)-Noninterest income has been adjusted for such as change in fair value of derivatives and investment security gains(losses).

(6)-Noninterest expense has been adjusted for CDI amortization, merger related costs, management separation costs, losses on other real estate and the loss on sale of assets,
(7)-Efficiency ratio is calculated by dividing noninterest expense, adjusted for CDI amortization, merger related costs, management separation costs, losses on other real estate and the loss on sale of assets, by noninterest income, adjusted for changes in fair values of derivatives and investment security gains (losses), plus net interest income on a fully tax equivalent basis.
(8)-Intangible assets consist of goodwill of $117,464,000 and core deposit intangibles ("CDI''), net of amortization, of $11,278,000.

SUPERIOR BANCORP AND SUBSIDIARIES
UNAUDITED SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands, except Per Share Data)

For the Three-Month Period Ended
Reconciliation Table	March 31, 2007
Net income (GAAP)	$2,298
Merger-related items, net of tax	201

Operating earnings (non-GAAP)	$2,499

	As of
	March 31, 2007	March 31, 2006	December 31, 2006
Total stockholders' equity (GAAP)	$278,531	$105,803	$276,087
Intangible assets (GAAP)	128,743	12,018	129,520
Total tangible equity (non-GAAP)	$149,788	$93,785	$146,567

	For the Three-Month Period Ended
Other Financial Data of Subsidiary (Superior Bank)	March 31, 2007	March 31, 2006

Net income	$3,283	$1,631
Total stockholders equity	307,965	126,698
Return on average assets(1)	0.56%	0.47%
Return on average stockholders' equity(1)	4.34%	5.22%
Return on average tangible equity(1)	7.47%	5.77%

(1) Annualized.